                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549




                                   FORM 8-K

                                CURRENT REPORT
                     (PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934)



                               November 25, 1997
               (Date of Report (Date of Earliest Event Reported))



                 GLOBAL ONE DISTRIBUTION & MERCHANDISING INC.
            (Exact name of registrant as specified in its charter)

        DELAWARE                        2741                    95-4578632
(State or other jurisdiction of   (Primary Standard          (I.R.S. Employer
 incorporation or organization)    Industrial Classification  Identification Number)
                                   Code Number)

                                5548 Lindbergh Lane
                             Bell, California 90201-6410
                                  (213) 980-4300
(Address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

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ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS

Effective November 25, 1997, Deloitte & Touche LLP ("Deloitte") resigned as the independent accountants of Global One Distribution & Merchandising Inc. ("the Company"). In the past two years, Deloitte's reports on the financial statements have not contained an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

On October 8, 1997, the assets of OSP Publishing, Inc., the Company's wholly owned subsidiary ("OSP"), were sold through a public sale to Senoral, Inc., the Company's lender, for $1,000,000. Senoral is controlled by Alan Saloner who owns 250,000 shares of the Company's common stock. The assets were then sold to LJR Trading, Inc. ("LJR"), a wholly owned subsidiary of Erekesef Securities Limited ("Erekesef"). Effective October 24, 1997, the Company and Erekesef entered into an agreement whereby the Company agreed to purchase all of the outstanding stock of LJR in exchange for 8,000,000 shares of the Company's common stock. As a result of the above transactions, the Company's management seeks to be relieved of the liabilities of OSP (the "OSP Liabilities"), which would result in the recognition of gain in the fourth quarter of fiscal year end December 31, 1997. Deloitte has advised the Company that, due to the uncertainties of whether the OSP Liabilities have been legally settled, a gain should not be recognized during the fourth quarter. The Company's Board of Directors, as a whole, did not discuss the subject matter with Deloitte.

The Company is seeking an independent accounting opinion from another accounting firm to the effect that, as a result of the sale of the assets of OSP and upon sale of the OSP stock, the Company will be relieved of the OSP Liabilities.

The Company is currently seeking to engage new independent accountants.

The Company has authorized Deloitte to respond fully to the inquiries of successor accountants.
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                                   SIGNATURES


Under the requirements of the Securities Exchange Act of 1934, Global One Distribution & Merchandising Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated: December 3, 1997


                                    GLOBAL ONE DISTRIBUTION
                                    & MERCHANDISING INC.


                                    By: /s/ Douglass E. Coy
                                       -----------------------------------
                                            Douglass E. Coy